CLOSING STATEMENT

PRIVATE EQUITY LOAN TRANSACTION

GEORGIA PEACHES, LLC

AND

KEN'S CUSTOM UPHOLSTERY, INC.

NOVEMBER 15, 2013

Aggregate Loan Principal	$70,000	
Loan Principal		$60,000
Legal Fees Foley & Mansfield, Client Trust-IOLTA 250 Marquette Ave., Suite 1200 Minneapolis, MN 55401 BMO/Harris Bank 651 Nicollet Mall Suite 1000, Minneapolis, MN 55402 ABA 071025661 Acct: 0052839974 SWIFT CODE: HATRUS44		$10,000
Promissory Note Amount		$70,000
Interest @ 11%		
Monthly Interest Payments on Note		$641.67

*Ken's Custom Upholstery, Inc. agrees to facilitate and allow for the automatic deduction via ACH payment or a similar method of the monthly interest payment amount from its corporate bank account by Georgia Peaches, LLC in satisfaction of the obligations under the Promissory Note in the amount favor of Georgia Peaches, LLC of even date herewith.

KEN'S CUSTOM UPHOLSTERY, INC.	GEORGIA PEACHES, LLC
Kenneth Kovie	Daniel Gallagher
By: Kenneth Kovie Its: President	By: Daniel Gallagher Its: Authorized Agent

Georgia Peaches, LLC

A Private Equity Company

Dear Mr. Kovie,

Please see the below updated terms per your request. If they are satisfactory, we will begin the loan documents and set a closing date of November 15th, 2013.

Term Sheet: Presented to Ken's Upholstery, LLC

Loan Amount: $70,000.00- $10,000.00 to be used for legal expenses taken out before closing

Maturity Date: 1 Year

Interest Rate: 11% Interest Only Loan

Payment Terms: $641.67 per month to be direct debited from company account.

Personal Guarantee: Required

Pre-Payment: Loan will be required to be paid back in full 7 days after company has been listed on the exchange or 1 year, whichever one comes first.

Shares: Additional Compensation will consist of 350,000 shares of the company's stock to be owned immediately but transferred 7 days after the SEC documents are prepared.

Closing: November 15th, 2013

We look forward to working with you on your new venture.

Georgia Peaches- Private Equity Division

Please sign if the above is acceptable: Ken Kovie

Date: 11-06-2013